Medicis Pharmaceutical Announces Board Approval of Stock Repurchase Program

PHOENIX--(BW HealthWire)--May 10, 1999--Medicis Pharmaceutical Corporation NYSE:MRX) today announced that its board of directors approved a program for the repurchase of up to $75 million of the Company's common stock in the open market or through private transactions. The timing and terms of the purchases will be determined by management based upon market conditions and corporate cash flow requirements. Medicis currently has approximately 28.6 million shares of common stock outstanding.

"Our decision to establish a stock repurchase program at Medicis reflects our confidence in the Company and the strong position we will continue to hold in the rapidly developing pharmaceutical industry," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis.

Medicis is the leading independent pharmaceutical company in the United States focusing primarily on the treatment of dermatological conditions. Medicis develops and markets leading products for major segments within dermatology including acne, psoriasis, eczema, rosacea, dandruff and cosmesis (improvement in the texture and appearance of skin). Primary products include prescription brands DYNACIN(R), TRIAZ(R), LUSTRA(R), LOPROX(R), OVIDE(R), LIDEX(R), SYNALAR(R), TOPICORT(R), NOVACET(R), ZONALON(R) and A/T/S(R); over-the-counter brands ZOSTRIX(R), ESOTERICA(R) and THERAPLEX(R); and BUPHENYL(TM), a prescription product indicated in the treatment of Urea Cycle Disorders.

Except for historical information, this news release contains certain forward-looking statements that involve risks and uncertainties which may cause actual results to differ materially from the statements made, including the Company's dependence on sales of key products, uncertainty of future financial results and fluctuations in operating results, dependence on the Company's acquisition strategy, new product introductions and other risks described from time to time in the Company's SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Medicis disclaims any intent or obligation to update these forward-looking statements.

CONTACT:    Medicis Pharmaceutical Corporation
            Libby Retherford, (602) 808-3854
            www.medicis.com
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